Exhibit 99.1
PRIVILEGED AND CONFIDENTIAL
PREPARED AT THE DIRECTION OF COUNSEL

Catalyst Biosciences, Inc. Declares Special Cash Dividend of $1.43 per share

SOUTH SAN FRANCISCO, Calif., August 25, 2022 (GLOBE NEWSWIRE) -- Catalyst Biosciences, Inc. (NASDAQ: CBIO) (“Catalyst,” the “Company” or “we”) today announced that the Board of Directors has declared a special, one-time cash dividend of $1.43 per share to holders of the Company’s Common Stock. The dividend is payable on September 20, 2022 to stockholders of record at the close of business on September 6, 2022. The aggregate amount of the payment to be made in connection with this special dividend will be approximately $45 million.

The Company anticipates that it may declare one or more additional special dividends in the future, although there can be no assurance that such distributions will occur or the timing of such distributions.

About Catalyst Biosciences
Catalyst is a biopharmaceutical company focused on protease therapeutics to address unmet medical needs in disorders of the complement and coagulation systems. After the transaction of its complement pipeline, Catalyst’s product candidates consist of the coagulation related assets marzeptacog alfa (activated) (“MarzAA”), dalcinonacog alfa (“DalcA”), and CB 2679d-GT. MarzAA is a SQ administered next generation engineered coagulation Factor VIIa (“FVIIa”) for the treatment of episodic bleeding and prophylaxis in subjects with rare bleeding disorders. DalcA is a next-generation SQ administered FIX. CB 2679d-GT is an AAV-based gene therapy construct harboring the DalcA sequence. Both MarzAA and DalcA have shown sustained efficacy and safety in mid-stage clinical trials and are available for partnering. CB 2679d-GT has obtained preclinical proof-of-concept and is also available for partnering.

Forward-Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include, without limitation, those regarding the amount and timing of planned cash distributions, potential uses of and markets for MarzAA, DalcA and CB 2679-GT, and potential partnering or other transactions for these products. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially, including, but not limited to, the risks that Catalyst will be unable to find development partners for MarzAA, DalcA or CB 2679-GT, or that Catalyst’s obligations and liabilities will be greater than anticipated and limit other distributions, as well as the other risks described in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 31, 2022, the Quarterly Report on Form 10-Q filed with the SEC on August 15, 2022, and in other filings filed from time to time with the SEC. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

Contact Information
Trisha Colton
Catalyst Biosciences, Inc.
investors@catbio.com